                                  EXHIBIT 4.27

Recording ( 18 Pages)       82.50
Documentary Stamps
Intangible Tax
Other
Total                       82.50

THIS INSTRUMENT PREPARED BY:
Curtis D. Hamlin, Esq.
PORGES, HAMLIN,
KNOWLES & PROUTY, P.A.
1205 Manatee Avenue West
Bradenton, Florida 34205

              MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT OF RENTS
                              (TO SECURE GUARANTY)

                 NOTICE OF EXEMPTION FROM DOCUMENTARY STAMP TAX
                               AND INTANGIBLE TAX

THIS MORTGAGE SECURES AN OBLIGATION THAT IS AN EXEMPT TRANSACTION UNDER RULE 12B-4.054(4), FLORIDA ADMINISTRATIVE CODE, IN THAT IT SECURES A CONTINGENT OBLIGATION AND IS NOT SUBJECT TO THE FLORIDA DOCUMENTARY STAMP TAX. THIS MORTGAGE IS ALSO EXEMPT FROM INTANGIBLE TAX UNDER WEST FLAGLER ASSOCIATES, LTD.
V. DEPARTMENT OF REVENUE FOR THE STATE OF FLORIDA, 633 So2d 555 (Fla.3d DCA,
1994).

A DUPLICATE ORIGINAL OF THIS DOCUMENT IS BEING RECORDED IN THE PUBLIC RECORDS OF MANATEE AND PINELLAS COUNTY, FLORIDA

         THIS INDENTURE made on February 10, 2004 by and between CONSOLIDATED RESOURCE RECOVERY, INC., a Delaware corporation ("Mortgagor") of 3025 Whitfield Ave., Sarasota, Florida, USA, 34243, and JAMES E. H. DARBY, ("Mortgagee") of 550 Lowry Lane, North Vancouver, British Columbia V7G 1R3, which term shall include Mortgagee*s successors and/or assigns;

                              W I T N E S S E T H:

WHEREAS, Mortgagor is obligated to Mortgagee as a guarantor of credit or other financial accommodations in the principal amount of TWO MILLION, ONE HUNDRED AND SIXTY THOUSAND, SIX HUNDRED EIGHTY and 98/100 DOLLARS ($2,160, 680.98), in lawful money of Canada, by Mortgagee to Consolidated Envirowaste Industries, Inc., a company incorporated under the laws of British Columbia ("Borrower") pursuant to that certain Guaranty and Subordination Agreement ("Guaranty") of even date, which by reference is made a part hereof to the same extent as though set out in full herein, executed under seal by Mortgagor in favor of Mortgagee, which Guaranty, together with all sums which may become due under the Guaranty or the Mortgage is secured hereby.

         NOW, THEREFORE to secure the performance by Mortgagor of all covenants and conditions in the Guaranty, this Mortgage, and in all other instruments securing the Note, and in

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order to charge the properties, interests and rights hereinafter described with such payment and performance and to secure additional advances, renewals and extensions thereof and for and in consideration of the sum of Ten and no/100 Dollars ($10.00), Mortgagor does hereby mortgage, sell, pledge and assign to
Mortgagee:

                             THE MORTGAGED PROPERTY

         (A) All of the land in the County of Manatee, in the State of Florida, described as Parcel 1 and Parcel 2 in Exhibit A attached to and made a part hereof;

          All of the land in the County of Pinellas, in the State of Florida, described as Parcel 3 in Exhibit A attached to and made a part hereof,

to have and to hold the same, together with all the improvements now or hereafter erected on such property and all fixtures now or hereafter attached thereto, together with each and every tenement, hereditament, easements, right, power, privilege, immunity and appurtenance thereunto belonging or in anywise appertaining and the reversion and reversions, remainder and remainders, and all the estate, right, title, interest, homestead, right of dower, separate estate, property, possession and claim whatsoever in law as well as equity of Mortgagor of, in and to the same in every part and parcel thereof unto Mortgagee in fee simple.

         (B) Together with a security interest in all personal property and fixtures affixed to or located on the property described in paragraph A.

         (C) Together with all rents, issues, profits, revenue, income and other benefits from the property described in Paragraph (A) hereof applied to the indebtedness secured hereby, provided however, that permission is hereby given to Mortgagor so long as no default has occurred hereunder, to collect, receive, and use such benefits from the property as they become due and payable, but not in advance thereof.

         (D) All insurance policies and proceeds thereof and all condemnation proceeds, awards, damages, and claims relating to or derived from the property described in paragraphs (A), (B) and (C) hereof.

         (E) Everything referred in Paragraphs (A), (B) and (C) hereof and any additional property hereafter acquired by Mortgagor and subject to the lien of this Mortgage or any part of these properties is herein referred to as the "Mortgaged Property."

         AND MORTGAGOR (and if more than one, each of them jointly and severally) does hereby covenant and agree with Mortgagee as follows:

         1. WARRANTIES; PERFORMANCE OF LEASEHOLD OBLIGATIONS. Mortgagor is the owner in fee simple of Parcel 1 and Parcel 2 of the Mortgaged Property and is indefeasibly seized of a leasehold interest for a term of years on Parcel 3 of the Mortgaged Property with full power and right to mortgage same. The Mortgaged Property is free and clear of all encumbrances except as noted in Schedule "B" attached hereto, if any. Mortgagor warrants that: (i) it has lawful authority to convey, mortgage and encumber the same as provided by the Mortgage,
(ii) Mortgagee may peaceably and quietly enjoy the Mortgaged Property, and (iii) the Mortgagor will defend the Mortgaged Property against the claims of all persons whomsoever.

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         Performance of Leasehold Obligations. Mortgagor shall pay when due and payable and before interest or other penalties are due thereon all rental sums and other amounts as may be due under the terms and conditions of that certain Lease Agreement by and between Lasa Holdings, a Florida general partnership, as Landlord, and Mortgagor, as Tenant, dated April 26, 1999 ("Lease"). If any rental sum or other amount due under the Lease ("Leasehold Obligations") is not timely paid by Mortgagor or in the event that Mortgagor shall fail to meet one or more of the other obligations assumed or undertaken by Mortgagor under the terms of the Lease, then the Mortgagee shall have the right to pay or perform the same, but shall not be obligated to do so, and in the event that the Mortgagee shall have paid or performed any obligation of the Mortgagor under the Lease, any amount or amounts paid by Mortgagee or expenses incurred in connection with the performance of an obligation of Mortgagor, together with any penalty and interest thereon, shall forthwith be payable by Mortgagor to Mortgagee and shall be secured by the lien of this Mortgage.

         Mortgagor shall not have the right, without the Mortgagee's consent, to cancel, abridge or otherwise modify the Lease creating Mortgagor's leasehold interest in the Mortgaged Property, or any part thereof, as said Lease is in existence on the date of this Mortgage. Mortgagor will fulfill or perform each and every term, covenant and provision of the Lease to be fulfilled or performed by the Mortgagor thereunder, including specifically, but not by way of limitation, promptly request and pursue all renewals of the Lease during the term of the Guaranty and shall give prompt notice to Mortgagee of any notice received by Mortgagor of default by Mortgagor under the terms of the Lease or the denial of any requested renewal of the Lease, together with a complete copy of any such notice. Further, Mortgagor shall also give immediate notice to the Mortgagee of any material default by the Lessor under the terms of the Lease. In the event that Mortgagor exercises the Option to Purchase provided by Article XXIV of the Lease, the lien of this Mortgage shall automatically attach to the Mortgagor's fee simple title to the Property described as Parcel 3 in Exhibit A attached hereto.

         2. FURTHER ASSURANCES. Mortgagor agrees to execute and deliver to Mortgagee and to any subsequent holder from time to time, upon demand, any further instrument or instruments, including but not limited to mortgages, security agreements, financing statements, assignments, so as to reaffirm, to correct and to perfect the evidence of the obligation hereby secured and the security interest of Mortgagee in and to all or any part of the Mortgaged Property intended to be hereby mortgaged, whether now mortgaged, later substituted for, or acquired subsequent to the date of this Mortgage, including, without limitation, Mortgagor's fee simple title to the Property described as Parcel 3 in Exhibit A attached hereto in the event that Mortgagor shall exercise the Option to Purchase provided by Article XXIV of the Lease, and extensions or modifications thereof.

         3. SECURED INDEBTEDNESS. This Mortgage is given as security for the Guaranty and also as security for any and all other sums, indebtedness, obligations and liabilities of any and every kind now or hereafter during the term hereof owing and to become due from Mortgagor to Mortgagee incurred, evidenced, acquired or arising under the Guaranty, this Mortgage or any other loan document executed in connection herewith, all of which are collectively referred to herein as the "Secured Indebtedness."

         4. PAYMENT. Mortgagor will pay the sums of money agreed by this Mortgage and the Guaranty to be paid and any extensions or renewals thereof according to the true effect and

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meaning thereof and in conformity with all of the terms, provisions and conditions as agreed therein.

         5. TAXES AND ASSESSMENTS. Mortgagor will pay all taxes, assessments, levies, liabilities, liens, obligations and encumbrances of every kind and nature on the Mortgaged Property before delinquency. Mortgagor will pay all taxes, fees, assessments, and other similar charges except income taxes, imposed by any federal, state of local government or agency thereof on the Guaranty, this Mortgage, or the indebtedness secured hereby. Any penalties or interest required to be paid with respect to any of the aforesaid charges shall be paid by Mortgagor. If Mortgagor fails to pay the same before delinquency Mortgagee may pay the same and charge Mortgagor as provided in Paragraph 15 hereof.

         6.       Insurance.

         (a) General Requirements. Mortgagor shall keep the Mortgaged Property and the improvements now existing or hereafter erect on the Mortgaged Property insured as may be required from time to time by Mortgagee against loss by fire, other hazards and contingencies in such amounts and for such periods as may be required by Mortgagee. Mortgagor shall pay promptly, when due, any premiums on such insurance. All insurance shall be carried with companies approved by Mortgagee and the policy and renewals thereof shall be held by Mortgagee and have attached thereto loss payable clauses in favor and in form acceptable to Mortgagee. In the event of loss, Mortgagor shall give immediate notice by mail to Mortgagee and Mortgagee may make proof of loss if not made promptly by Mortgagor. Each insurance company concerned is hereby authorized and directed to make payments for such loss directly to Mortgagee instead of either to Mortgagor or Mortgagor and Mortgagee jointly. Insurance proceeds or any part thereof may be applied by Mortgagee at its option, after deducting therefrom all its expenses including attorney's fees, either to the reduction of the indebtedness hereby secured or to the restoration or repair of the property damaged. Mortgagee is hereby authorized, at its option, to settle and compromise any claims, awards, damages, rights of action and proceeds, and any other payment or relief under any insurance policy. In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property in extinguishment of the indebtedness secured hereby, all right, title, and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

         (b) Reconstruction Requirements. Notwithstanding the foregoing, after deducting any expenses Mortgagee incurs in collecting or handling the insurance proceeds (including reasonable attorneys' fees), Mortgagee shall hold the net insurance proceeds and make them available to Mortgagor for the repair and restoration of the Improvements provided the following conditions are met:

                  (i) No default exists and no fact exists that could, with the passage of time, constitute a default under the Guaranty or this Mortgage;

                  (ii) Mortgagee reasonably determines that the cost to repair and restore the Improvements will not exceed fifty percent (50%) of the outstanding principal balance of the indebtedness secured hereby;

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                  (iii)    Mortgagee reasonably determines that the Improvements
         may be repaired and restored before the maturity date of the obligations of the Borrower guaranteed by the Guaranty (as that maturity date may be extended from time to time);

                  (iv) Mortgagee reasonably determines that the governmental regulations applicable to the Mortgaged Property at the time of repair and restoration of the Improvements will permit the Improvements to be repaired and restored substantially to the condition existing before the damage occurred;

                  (v) Mortgagor provides Mortgagee with evidence satisfactory to Mortgagee that there are sufficient funds from the insurance proceeds and from Mortgagor's other funds (if needed) to repair and restore the Improvements and to pay all expenses of operating the Mortgaged Property, including all payments required under the Guaranty or this Mortgage during the period of repair and restoration;

                  (vi) Mortgagor provides Mortgagee with evidence satisfactory to Mortgagee that all parties having an existing or expected interest in the Mortgaged Property (contract parties for materials and services, and the like) will continue their contractual arrangements with Mortgagor under the terms of their respective contracts during the repair and restoration and, if necessary, they will extend the dates for performance in their respective contracts by the time necessary to complete the repair and restoration;

                  (vii) Mortgagor provides Mortgagee with evidence satisfactory to Mortgagee that all parties having management or franchise interests in and arrangements concerning the Mortgaged Property will continue their respective contractual arrangements with Mortgagor during and following the repair and restoration; and

                  (viii) Mortgagor provides Mortgagee with all assurances Mortgagee may reasonably require that Mortgagee will not incur liability to any other person as a result of applying the insurance proceeds to the repair and restoration of the Improvements.

         Mortgagee shall hold the net insurance proceeds and make the net insurance proceeds available to Mortgagor, during the period of restoration of the Improvements subject to Mortgagee's then applicable construction disbursement documentation requirements.

         If one or more of the conditions set forth in subparagraphs (i) through
(viii) above are not met, at its option, Mortgagee may apply the insurance proceeds to the reduction of all sums secured by this Mortgage, whether or not due, in any order Mortgagee chooses, or Mortgagee may apply the insurance proceeds to the restoration of the Improvements. If Mortgagee makes the proceeds available to Mortgagor for the repair and restoration of the Improvements, Mortgagee may impose such terms and conditions as Mortgagee may reasonably consider advisable to assure the quality of the restoration and the proper application of the insurance proceeds to the costs of restoration. Mortgagee's application of the insurance proceeds to the reduction of all sums secured by this Mortgage shall not obligate Mortgagee to release any portion of the Mortgaged Property from the lien and operation of this Mortgage. In any event, Mortgagee is not responsible to Mortgagor for any failure to collect insurance proceeds.

         7. DEFAULT. Mortgagor shall be in default under this Mortgage upon the happening of any of the following events or conditions: (a) failure or omission to pay any sum due under the

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Guaranty or default in the payment or performance of any obligation, covenant, agreement or liability contained or referred to in this Mortgage, the Guaranty, or any other loan documents executed in connection herewith or upon the existence or occurrence of any circumstance or event deemed a default under the Guaranty or any other loan document executed in connection herewith; (b) any warranty, representation or statement made or furnished to Mortgagee for the purpose of inducing Mortgagee to accept this Mortgage or to make any extension of the Secured Indebtedness, proves to have been false in any material respect when made or furnished; (c) a default under any other mortgage or trust deed on the Mortgaged Property (whether such other mortgage or trust deed be held by Mortgagee or by a third party); (d) the institution of foreclosure proceedings of another mortgage or trust deed or lien of any kind on the Mortgaged Property (whether such other mortgage, deed or lien be held by Mortgagee or by third party); (e) the default by Mortgagor in the payment or performance of any obligation, covenant, agreement, or liability contained in any other mortgage, note, obligation or agreement held by Mortgagee; (f) the dissolution, termination of existence, insolvency, or business failure of Mortgagor, appointment of a receiver of any part of the Mortgaged Property, assignment for the benefit of creditors by Mortgagor, or the commencement of any proceedings in bankruptcy or insolvency by or against Mortgagor; (g) the determination by Mortgagee that a material adverse change has occurred in the financial condition of Mortgagor or any person obligated under the Guaranty, from the conditions set forth in the most recent financial statement of such person heretofore furnished to Mortgagee or from the condition of Mortgagor as heretofore most recently disclosed to Mortgagee in any manner; and (h) falsity in any material respect of, or any material omission in, any representation or statement made to Mortgagee by or on behalf of Mortgagor or any person obligated under the Guaranty, in connection with this Mortgage. Upon the occurrence of any such default or at any time thereafter, subject to the grace period, if any, provided in the Guaranty, Mortgagee may, at its option, declare the whole amount of the Liabilities of the Borrower guaranteed by the Guaranty, and any and all other Secured Indebtedness, immediately due and payable without demand or notice of any kind to any person, and the same thereupon shall become immediately due, payable and collectible (by foreclosure or otherwise) at once and without notice to Mortgagor. Any default hereunder shall constitute a default under any other mortgage, note, obligation or agreement of Mortgagor held by Mortgagee.

         In the event one or more "events of default" as above provided shall occur, the remedies available to Mortgagee shall include, but not necessarily be limited to, any one or more of the following:

                  (a) Mortgagee may declare the entire unpaid balance of the Guaranty and all other obligations of Mortgagor secured hereby immediately due and payable without further notice.

                  (b) Mortgagee may take immediate possession of the Mortgaged Property or any part thereof (which Mortgagor agrees to surrender to Mortgagee) and manage, control or lease same to such person or persons and exercise all rights granted pursuant to Section
         7. The taking of possession under this Section b. shall not prevent concurrent or later proceedings for the foreclosure sale of the Mortgaged Property as provided elsewhere herein.

                  (c) Mortgagee may apply, for an ex parte motion to any court of competent jurisdiction, for the appointment of a receiver to take charge of, manage, preserve, protect, complete construction of and operate the Mortgaged Property and any business or

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         businesses located thereon, to collect rents, issues, profits and income therefrom; to make all necessary and needed repairs to the Mortgaged Property; to pay all taxes and assessments against the Mortgaged Property and insurance premiums for insurance thereon; and after payment of the expense of the receivership, including reasonable attorneys' fees to Mortgagee*s attorney, and after compensation to the receiver for management and completion of the Mortgaged Property, to apply the net proceeds derived therefrom in reduction of the indebtedness secured hereby or in such manner as such court shall direct. All expenses fees and compensation incurred pursuant to a receivership approved by such court, shall be secured by the lien of this Mortgage until paid.

                  (d) Mortgagee shall have the right to foreclose this Mortgage and in case of sale in an action or proceeding to foreclose this Mortgage, Mortgagee shall have the right to sell the Mortgaged Property covered hereby in parts or as an entirety. It is intended hereby to give to Mortgagee the widest possible discretion permitted by law with respect to all aspects of any such sale or sales.

                  (e) Without declaring the entire unpaid principal balance due, Mortgagee may foreclose only as to the sum past due without injury to this Mortgage or the displacement or impairment of the remainder of the lien thereof and at such foreclosure sale the Mortgaged Property shall be sold subject to all remaining items of indebtedness, and Mortgagee may again foreclose in the same manner as often as there may be any sum past due.

                  (f) It shall also not be necessary that Mortgagee pay any impositions, premiums or other charges regarding which Mortgagor is in default before Mortgagee may invoke its rights hereunder.

                  (g) Exercise all other remedies available at law or equity in such order as Mortgagee may elicit.

                  (h) All such other remedies available to Mortgagee with respect to this Mortgage shall be cumulative and may be pursued concurrently or successively. No delay by Mortgagee in exercising any such remedy shall operate as a waiver thereof or preclude the exercise thereof during the continuance of that or any subsequent default.

                  (i) The obtaining of a judgment or decree on the Guaranty, whether in the State of Florida or elsewhere, shall not in anyway affect the lien of this Mortgage upon the Mortgaged Property covered hereby, and any judgment or decree so obtained shall be secured hereby to the same extent as said Guaranty is now secured.

         8. COSTS, EXPENSES, AND ATTORNEYS' FEES. In the event of a default under the terms of this Mortgage, the Guaranty, or any other loan documents executed in connection herewith, or any renewals or extensions thereof, Mortgagor shall pay all costs, expenses and reasonable attorneys' fees incurred in the collection (whether by suit or otherwise) hereof, including those costs, expenses and reasonable attorneys' fees incurred in appellate proceedings. Furthermore, Mortgagor shall pay immediately all costs, expenses and reasonable attorneys' fees incurred (whether in legal proceedings or otherwise) by Mortgagee (including those costs, expenses and reasonable attorneys' fees incurred in appellate proceedings) by

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reason of the assertion or institution by any person, other than Mortgagee, of any claim, demand, action or proceeding concerning or affecting the Mortgaged Property or the lien created hereby, or concerning or affecting the Guaranty, this Mortgage, or any loan document executed in connection herewith. If Mortgagor shall fail to pay the sums required by this paragraph to be paid, Mortgagee may pay the same and charge Mortgagor as provided in Paragraph 14 hereof.

         9. MAINTENANCE AND WASTE. Mortgagor shall keep the Mortgaged Property in good order and repair, commit, permit and suffer neither strip nor waste of said property and comply with all laws, ordinances, regulations and requirements of all governmental bodies applicable to the Mortgaged Property or use thereof. Upon failure of Mortgagor to keep and perform each of the aforesaid covenants, Mortgagee may, at its option, cause or procure the performance thereof including repair and restoration of the Mortgaged Property, and charge Mortgagor with the costs and expenses incurred thereby, as provided in Paragraph 14 hereof. Mortgagee may make or cause to be made reasonable entries upon the Mortgaged Property for inspection thereof.

         10. CONDEMNATION. In the event the Mortgaged Property or any part thereof be taken under the power of eminent domain, Mortgagee shall have the right, whether the value of Mortgagee's security be impaired by the taking or not, to demand and receive all sums awarded for the taking of or damages to the Mortgaged Property (including but not limited to severance and business damages) up to the amount then unpaid on the obligations secured hereby and to apply the same upon the payments last due thereon. Failure by Mortgagor to cause delivery to Mortgagee of such sums shall constitute a default hereunder.

         11. RECEIVERSHIP. In the event any suit is instituted upon the Mortgage, or to foreclose or reform it, or to enforce payment of any claims hereunder, Mortgagee shall have the right to the appointment of a receiver, without notice, of the Mortgaged Property, including the rents, income, profits, issues and revenues thereof. Such receiver shall have all the powers in any way entrusted by a court to a receiver. Such appointment shall be made by the court as an admitted equity and absolute right to Mortgagee, and without reference to the adequacy or inadequacy of the value of the Mortgaged Property or to the solvency or insolvency of Mortgagor or of the other defendants, and said rents, profits, income, issues and revenues shall be applied to the Secured Indebtedness.

         12. RENTS AND PROFITS. As further and additional security for the performance of the terms and conditions of this Mortgage and for the payment of the Guaranty and Secured Indebtedness, Mortgagor hereby agrees that in case of default under any of the provisions, covenants or agreements of this Mortgage, the Guaranty, or any other loan document executed in connection herewith, Mortgagee is hereby authorized and empowered, by its servants, agents or attorney, to enter on the Mortgaged Property and to collect and receive the rents and profits therefrom, and to apply the same to the payment of amounts due on the obligations secured hereby; and for this purpose, Mortgagor hereby assigns, transfers and sets over to Mortgagee the rents and profits accruing from the Mortgaged Property during the period of such default. The exercise of rights under this paragraph shall neither impair nor constitute a waiver of any other rights or remedies which Mortgagee may have under the terms of this Mortgage or otherwise, but the remedy hereby given shall be in addition to others which Mortgagee may have. Each and every lessee of all or any part of the Mortgaged Property shall, upon receipt of written notice from Mortgagee that Mortgagor is in default hereunder, be obligated to make all further rental payments to Mortgagee, and no lessee shall be obligated or entitled to inquire into or ascertain

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the authority of Mortgagee to act within and exercise the powers granted to
Mortgagee pursuant to this paragraph. Rental payments made pursuant to the provisions of this paragraph by a lessee of the Mortgaged Property to Mortgagee shall fully acquit the lessee to the extent of the payments so made.

         13. INSURANCE POLICIES AND UTILITY DEPOSITS. In the event of foreclosure of this Mortgage or a transfer of title to the Mortgaged Property in lieu of foreclosure, all right, title and interest of Mortgagor in and to any insurance policies then in force, and all deposits and all advance payment for utility service of any kind or nature, heretofore or hereafter deposited by Mortgagor for such utility service in connection with the operation of the Mortgaged Property, will pass to the purchaser or grantee.

         14. PERFORMANCE BY MORTGAGEE. If Mortgagor defaults in any of the covenants or agreements contained in this Mortgage, in the Guaranty, or in any other loan document executed in connection herewith, Mortgagee may perform the same or procure their performance without waiving or affecting the option to foreclose or any right hereunder, and all costs, payments and expenditures (including reasonable attorneys' fees as herein provided) made by Mortgagee in so doing shall be charged to Mortgagor, shall become immediately due and payable and shall bear interest at the maximum rate permitted by law. If said sums are not immediately paid they shall be added to and become part of the Secured Indebtedness.

         15. SUBROGATION. To the extent of the Secured Indebtedness, Mortgagee is subrogated to the lien or liens and to the rights of the owners and holders thereof of each mortgage, lien or other encumbrance on the Mortgaged Property which is paid or satisfied, or both, in whole or in part, out of the proceeds of loan secured hereby, and the respective liens of said mortgages, liens or other encumbrances shall be preserved and shall pass to and be held by Mortgagee as security for the indebtedness hereby secured to the same extent that it would have been preserved and would have been passed to and been held by Mortgagee had it been duly and regularly assigned to Mortgagee by separate assignment notwithstanding the fact that the same may be satisfied and canceled of record.

         16. Security Agreements. That the Mortgagor hereby grants to the Mortgagee a security interest in, and shall execute any and all such documents, including Financing Statements pursuant to the Uniform Commercial Code of the State of Florida, as the Mortgagee may request, to preserve and maintain the priority of the lien created hereby on the mortgaged property which may be deemed personal property or fixtures, and shall pay to the Mortgagee on demand any reasonable expenses incurred by the Mortgagee in connection with the preparation, execution and filing of any such documents. The Mortgagor hereby authorizes and empowers the Mortgagee to file, on the Mortgagor's behalf, all Financing Statements, and refilings and continuations thereof as the Mortgagee deems necessary or advisable to create, preserve, and protect said lien. When and if the Mortgagor and the Mortgagee shall respectively become Debtor and Secured Party in any Uniform Commercial Code Financing Statement affecting property referred to or described herein, this Mortgage shall be deemed the Security Agreement as defined in said Uniform Commercial Code, and the remedies for any violation of the covenants, terms, and conditions of the agreements herein contained shall be (i) as prescribed herein, (ii) by general law, or
(iii) as to such part of the security which is also reflected in said Financing Statement, by the specific statutory consequences now or hereafter enacted and specified in said Uniform Commercial Code, all at Mortgagee's sole election. The filing of such a Financing Statement in the records normally having to do with personal property shall never be construed in any way derogating or impairing this declaration and hereby stated intention of the parties hereto, that all items of personal property used in connection with the production of income from the Premises or adapted for use therein or which are described or reflected in this Mortgage are, and at all times and for all purposes and in all proceedings, both legal and equitable, shall be regarded as part of the real estate irrespective of whether or not (i) any such item is physically attached to the improvement, (ii) serial numbers are used for the better identification of certain equipment items capable of being thus identified in a recital contained herein or in any list filed with the Mortgagee, or (iii) any such item as referred to or reflected in any such Financing Statement so filed at any time. Similarly, the mention in any such Financing Statement of (l) the rights in or the proceeds of any fire and/or hazard insurance policy, (2) any award in eminent domain proceedings for a taking or for loss of value, or (3) the Mortgagor's interest as lessor in any present or future lease or rights to income growing out of the use or occupancy of the Mortgaged Property, whether pursuant to a lease or otherwise, shall never be construed as in any way altering any of the rights of the Mortgagee as determined by this instrument or expunging the priority of the Mortgagee's lien granted hereby or by any other recorded document, but such mention in the Financing Statement is declared to be for the protection of the Mortgagee in the event any court or judge shall at anytime hold with respect to (1), (2), or (3) that notice of the Mortgagee's priority of interest, to be effective against a particular class of persons, including, but not limited to, the Federal Government and any subdivisions or entity of the Federal Government, must be filed in the Uniform Commercial Code records.

         With respect to any of the properties described herein which are characterized by law as fixtures or personal property, of whatever nature (hereinafter referred to as the "Collateral") Mortgagor warrants:

         (a) Use of Collateral: That the Collateral is used primarily for business purposes and will be kept at the Premises or at such other place as specifically authorized by Mortgagee.

         (b) Assembly of Collateral: That, upon default hereunder and acceleration of the indebtedness pursuant to the provisions hereof, or the Guaranty secured hereby, the Mortgagee may, at its discretion, require the Mortgagor to assemble the Collateral and make it available to the Mortgagee at a place reasonably convenient to both parties to be designated by the Mortgagee.

         (c) Manner of Sale: That, upon default hereunder and acceleration of the indebtedness pursuant to the provisions hereof, or of the Guaranty secured hereby, all or any part of the Collateral may, at the sole discretion of the Mortgagee, be combined with the real property covered hereby and sold together with such real property as an entirety, or the Collateral (or any part of the Collateral not sold together with the real property) may be sold separately, as one parcel or in such parcels, manner or order as the Mortgagee, in its sole discretion, may elect.

         (d) Notice of Sale: The Mortgagee shall give the Mortgagor not less than seven (7) days notice, by registered or certified mail, postage prepaid, of the time and place of any public sale of any Collateral or of the time after which any private sale or other intended disposition thereof is to be made by sending time of the sale or other disposition, which provisions for notice the Mortgagor and Mortgagee agree are reasonable.

         17. DUE ON SALE. The entire Secured Indebtedness may, at Mortgagee's sole option, become immediately due and payable in the event of the sale, transfer, or encumbrance (without the prior written consent of Mortgagee) of (i) all or any part of the Mortgaged Property, or any interest therein, or
(ii) any beneficial interest in Mortgagor (if Mortgagor, or any of them, is not a natural person or persons, but is a corporation, partnership, trust, estate or other legal entity). Mortgagee's consent may be withheld in its absolute and sole discretion, or it may be conditioned upon a number of factors to be determined in Mortgagee's sole discretion, including but not limited to, a determination of the purchaser's credit worthiness, a modification of the Guaranty and Mortgage as to interest rate and terms, and payment of an assumption fee.

         18. After Acquired Property. The lien of this Mortgage will automatically attach, without further act, to all after acquired property of whatever kind located in or on, or attached to, or used or intended to be used in connection with or in the operation of the Mortgaged Property, including, without limitation, Mortgagor's fee simple title to the Property described as Parcel 3 in Exhibit A attached hereto in the event that Mortgagor shall exercise the Option to Purchase provided by Article XXIV of the Lease, as defined in Paragraph 1, above.

         19. Environmental Covenants. Mortgagor warrants and represents to Mortgagee after thorough investigation:

         (a) That neither Mortgagor nor any other person to the Mortgagor's knowledge, after reasonable inquiry, has ever used the Mortgaged Property as a facility for the storage, treatment or disposal of any "Hazardous Substances," as that term is hereinafter defined and Mortgagor will not, in the future, use the Mortgaged Property for any such purpose.

         (b) That to the best knowledge and belief of Mortgagor based upon reasonable inquiry, the Mortgaged Property is now and at all times hereafter will continue to be in full compliance with all federal, state and local "Environmental Laws" (as that term is defined hereinafter), including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 USC Section 9601, et seq., the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Resource Conservation and Recovery Act ("RCRA"), 42 USC Section 6901, et seq.. the Florida Resource Recovery and Management Act, Section 403.701, et seq., Florida Statutes, the Pollutant Spill Prevention and Control Act, Section 376.011-376.17 and 376.19-376.303 Florida Statutes, as the same may be amended from time to time and all ordinances, regulations, codes, plans, orders, and decrees now existing or in the future enacted, promulgated, adopted, entered or issued, both within and outside present contemplation of the Mortgagor and Mortgagee;

         (c) That to the best knowledge and belief of Mortgagor based upon reasonable inquiry, (i) as of the date hereof there are no hazardous or toxic materials, substances, wastes or other environmentally regulated substances (including solids or gaseous products and any materials containing asbestos), the presence of which is limited, regulated or prohibited by any state, federal or local governmental authority or agency having jurisdiction over the Mortgaged Property, or which are otherwise known to pose a hazard to health or safety of occupants of the Mortgaged Property, located on, in or under the Mortgaged Property or used in connection therewith, or (ii) Mortgagor has fully disclosed to Mortgagee in writing the existence, extent and nature of any such hazardous or toxic material waste or other environmentally regulated substance, which Mortgagor is legally authorized and empowered to maintain on, in or under the Mortgaged Property or use in connection therewith, and Mortgagor has obtained and will maintain all licenses, permits and approvals required with respect thereto, and is in full compliance with all of the terms, conditions and requirements of such licenses, permits and approvals;

         (d) That Mortgagor shall notify Mortgagee of any change in the nature or extent of any hazardous or toxic materials, substances or wastes maintained on, in or under the Mortgaged Property or used in connection therewith, and will transmit to Mortgagee copies of any citations, orders, notices or other material governmental or other communication received with respect to any other hazardous materials, substances, wastes or other environmentally regulated substances affecting the Mortgaged Property; and

         (e) That Mortgagor is not aware of, nor has the Mortgagor nor any of it's subsidiary or affiliated entities received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with Environmental Laws or any Ordinance, regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance; and

         (f) That there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Mortgagor or the Mortgaged Property, relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

         (g) Mortgagor hereby agrees to indemnify, reimburse, defend and hold harmless Mortgagee, its officers, directors, employees, successors and assigns from and against all demands, claims, civil or criminal actions or causes of action, liens, assessments, civil or criminal penalties or fines, losses, damages, liabilities, obligations, costs, disbursements, expenses or fees of any kind or of any nature (including, without limitation, cleanup costs, attorneys', consultants' or experts' fees and disbursements and costs of litigation at trial and appellate levels) which may at any time be imposed upon, incurred by or asserted or awarded against, Mortgagee directly or indirectly, resulting from: (i) any acts or activities of Mortgagor, it's agents, employees or contractors, at, on or about the Mortgaged Property which contaminate air, soils, surface waters or groundwaters over, on or under the property; (ii) arising from or out of any Hazardous Substance on, in or under the Mortgaged property; (iii) pursuant to or in connection with the application of any Environmental Law to the acts or omissions of Mortgagor or any other person and any environmental damage alleged to have been caused, in whole or in part, by the transportation, treatment, storage, or disposal of any Hazardous Substance; or (iv) arising from or in relation to the presence, whether past, present or future, of any Hazardous Substances on the Mortgaged Property;

         Without limiting the foregoing, this indemnification provision specifically protects the Mortgagee against any claim or action from activities described in (I), (ii), (iii) or (iv) above, based in whole or in part upon any environmental statute, rule, regulation or policy, including but not limited to Chapters 403 and 376, Florida Statutes, the Florida Administrative Code, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") 42 USC Section 9601, et seq., as amended, the Resource Conservation and Recovery Act, 42 USC Section 6901, et seq., and other laws, whether now in existence or enacted in the future.

         Mortgagor's indemnification obligation hereunder shall be one of strict liability and shall be enforceable without regard to any fault or knowledge of Mortgagee with respect to any act or omission or condition or event which is the basis of the claim under such indemnification obligation. Mortgagor's obligation under this section shall not be limited to any extent by the term of the Guaranty or other obligations secured hereby, and such obligation shall continue, survive and remain in full force and effect notwithstanding payment in full or other satisfaction or release of said Guaranty (and other obligations secured hereby) and this Mortgage, or any foreclosure under this Mortgage, or any delivery of a deed in lieu of foreclosure. The provisions of this section shall be deemed to survive and continue in full force and effect after any foreclosure or other proceeding by which the Mortgagee, and its successors and assigns succeed to ownership of the Mortgaged Property.

         As used herein, "Environmental Law" means any federal, state, or local statutory or common law relating to pollution or protection of the environment, including without limitation, any common law of nuisance or trespass, and any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         As used herein, "Hazardous Substance" means any substance or material
(i) identified in Section 101(14) of CERCLA, 42 USC Section 9601(14), as the same may be amended from time to time, or (ii) determined to be toxic, a pollutant or contaminant, under federal, state or local statute, law, ordinance, rule or regulation or judicial or administrative order or decision, as same may be amended from time to time, including but not limited to petroleum and petroleum products as defined in Sec. 376.301(10), Florida Statutes, as same may be amended from time to time.

         (h) Upon the occurrence of an uncured event of default or if an Environmental Complaint is outstanding, Mortgagee shall have the right, in its sole discretion, to require Mortgagor to perform or obtain (at Mortgagor's expense) an environmental audit and, if deemed necessary by Mortgagee, an environmental risk assessment, each of which must be satisfactory to Mortgagee in its sole discretion, of the Mortgaged Property, hazardous waste management practices and/or hazardous waste disposal sites used by Mortgagor. Such audit and/or risk assessment must be by an environmental consultant satisfactory to Mortgagee. Should Mortgagor fail to perform such environmental audit or risk assessment within 30 days of the Mortgagee's written request, Mortgagee shall have the right but not the obligation to retain an environmental consultant to perform such environmental audit or risk assessment. All costs and expenses incurred by Mortgagee in the exercise of such rights shall bear interest at the default rate set forth in the Guaranty and shall be secured by this Mortgage and shall be payable by Mortgagor upon demand or added to Mortgagor's obligations under the Guaranty, at the discretion of the Mortgagee.

         (i) Any breach of any warranty, representation or agreement contained in this Section shall be an Event of Default hereunder and shall entitle Mortgagee to exercise any and all remedies provided in this Mortgage, or otherwise permitted by law.

         20. Required Notices; Certificates. Mortgagor shall notify Mortgagee promptly of the occurrence of any of the following:

         (a)      a fire or other casualty causing damage to the Mortgaged
Property;

         (b) receipt of notice of eminent domain proceedings or condemnation of the Mortgaged Property;

         (c) receipt of notice from any governmental authority relating to the structure, use or occupancy of the Mortgaged Property or any real property adjacent to the Mortgaged Property;

         (d) receipt of any notice of default from the holder of any lien or security interest in the Mortgaged Property; or

         (e) commencement of any litigation affecting the Borrower or Mortgaged Property which seeks equitable relief, or in which the amount at issue (either in such litigation alone or in combination with any other then pending litigation) exceeds $50,000.00; and

         21. Notices. All notices, demands and requests which are required or permitted to be given or served hereunder shall be in writing and shall be deemed given when sent by registered or certified mail, postage prepaid, to the addressee at the address set forth above, and that such address may be changed from time to time by either party by serving notice as herein provided.

         22. Counterparts and Multi-County Recording. Because the Mortgaged Property includes real property located in two counties within the state of Florida, this Mortgage is being executed in two counter-part originals which Mortgagor and Mortgagee covenant and agree shall be considered a single mortgage for purposes of foreclosure or enforcement of other rights and obligations of the Mortgagor and Mortgagee notwithstanding the execution of such counterparts. One of such counter-parts shall be simultaneously recorded in every County in which any portion of the Mortgaged Property is located. Documentary Stamps and Intangible Taxes shall be paid to the Clerk of Circuit Court of Manatee County and evidence of such payment and shall be affixed to the counter-part original Mortgage recorded at Official Record Book _____, Page _____, of the Public Records of Manatee County, Florida.

         23.      MISCELLANEOUS.

         (a) Survival of Warranties. All representations, warranties and covenants of Mortgagor contained herein or incorporated by reference shall survive and shall remain continuing obligations, warranties and representations of Mortgagor during any time when any portion of the obligations secured by this Mortgage remain outstanding.

         (b) Waiver of Jury Trail. MORTGAGEE AND MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT ANY AGREEMENT CONTEMPLATED TO BE

EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE MORTGAGEE MAKING THE LOAN TO MORTGAGOR.

         (c) Time is of the Essence. Time is of the essence hereof. Mortgagor waives all rights of homestead and other exemptions granted by the constitution and laws of Florida. The terms "Mortgagor" and "Mortgagee" as used herein shall include their respective heirs, devisees, personal representatives, grantees, successors and assigns. The term "Mortgagor" shall include each person signing this Mortgage, jointly and severally. Whenever used, the singular number shall include the plural, the plural the singular, and use of any gender shall include all genders. The terms "person" and "party" shall include individuals, firms, associations, joint ventures, partnerships, estates, trusts, business trusts, syndicates, fiduciaries, corporations and all other groups or combinations. Titles of paragraphs contained herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Mortgage or the intent of any provisions hereunder. This Mortgage, the Guaranty, and all loan documents executed in connection herewith shall be construed under Florida law.

         (d) No Waiver. No delay or omission of Mortgagee or of any holder of the Guaranty to exercise any right, power or remedy accruing upon any event of default shall exhaust or impair any such right, power or remedy or shall be construed to waive any event of default or to constitute acquiescence therein.

         (e) Non-Exclusive Remedies. No right, power or remedy conferred upon or reserved to Mortgagee by the Guaranty, this Mortgage or any other instrument securing the Guaranty is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under the Guaranty or any other instrument securing the Guaranty, now or hereafter existing at law, in equity or by statute.

         (f) Successors and Assigns Bound. Whenever one of the parties hereto is named or referred to herein, the heirs, successors and assigns of such party shall be included and all covenants and agreements contained in this Mortgage, by or on behalf of Mortgagor or Mortgagee, shall bind and inure to the benefits of their respective heirs, successors and assigns, whether or not so expressed.

         (g) Miscellaneous. In the event that any of the covenants, agreements, terms or provisions contained in the Guaranty, this Mortgage or any other instrument securing the Guaranty shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein and in the Guaranty and any other instrument securing the Guaranty shall be in no way affected, prejudiced or disturbed thereby.

         (h) Attorney's Fees. The term "attorney's fees" as used in this Mortgage include any and all legal fees of whatever nature including, but not limited to, the fees and expenses of legal assistants, investigators, and the like, reasonably necessary to prosecute any claim or action and fees resulting from any appeal of an interlocutory order or final judgment or any other appellate proceeding arising out of any litigation.

         TO HAVE AND TO HOLD the above granted and described Mortgaged Property unto Mortgagee, its successors and assigns forever; provided, however, that if Mortgagor shall pay the Secured Indebtedness and shall well and truly keep, observe and perform all the other covenants and stipulations of this Mortgage, the Guaranty and other loan documents executed in connection herewith, then this conveyance of mortgage shall become null and void, but otherwise shall remain in full force and effect.

         IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be signed on the date above written.

Witnesses:

                                                CONSOLIDATED RESOURCE RECOVERY,
                                                INC., a Delaware corporation

"Melanie Markowsky"
-------------------
Print Name:  Melanie Markowsky

                                                By: "Doug Halward"
                                                --------------------------------
"James Sutcliffe"                               Doug Halward, as its President
------------------
Print Name:  James Sutcliffe

CANADA
Province of British Columbia
City of Vancouver

         The foregoing instrument was acknowledged before me this 10th day of February, 2004, by Doug Halward, as President of Consolidated Resource Recovery, Inc., a Delaware corporation, on behalf of the corporation who is personally known to me or has produced a driver's licence as identification, and did take an oath.

                                              "James Sutcliffe"
                                              ----------------------------------
                                              Notary Public

                                              James Sutcliffe
                                              ---------------
                                              (Type or Print Notary Name Here)
                                              Notary Commission Number:_________
My Commission Expires:  N/A

(Affix Notary Seal)                           James E. Sutcliffe
                                              P.O. Box 11130 Royal Centre
                                              1055 West Georgia Street
                                              Vancouver, B.C. V6E 3R3
                                              Barrister & Solicitor

                                   EXHIBIT "A"
                               LEGAL DESCRIPTIONS

Parcel 1:

From the Southwest corner of Section 20, Township 35 South, Range 18 East, run S 89(degree)26'24" E, along the South line of Section 20, a distance of 1634.16 feet; thence N 00(degree)00'00" E. a distance of 26.40 feet to the Northerly maintained right of way of Whitfield Avenue also being the Point of Beginning; thence continue N 00(degree)00'00" E, a distance of 1302.75 feet; thence S 89(degree)27'16" E along the North line of the South -1/2 of the Southwest 1/4, a distance of 400.38 feet; thence S 00(degree)01'32" W, along the Westerly surveyed and occupied line as shown on survey by Leo Mills & Associates, Job No. A847 dated 3/21/84, a distance of 265.60 feet; thence S 86(degree)26'13" E, along the South line of said surveyed property, a distance of 3.47 feet; thence S 00(degree)26'44" W, along the West line of Balvansun Subdivision, recorded in Plat Book 26, Page 91, and Four Star Industrial Park Subdivision recorded in Plat Book 23, Page 22, of the Public Records of Manatee County, Florida also being the East line of Northwest 1/4 of the Southeast 1/4 of the Southwest 1/4 and the East line of the Southwest 1/4 of the Southeast 1/4 of the Southwest 1/4 a distance of 1038.32 feet; thence N 89(degree)15'05" W, along the Northerly maintained right of way line of Whitfield Avenue, a distance of 395.66 feet to the Point of Beginning.

Parcel 2:

Lot 69, HAMPTON GREEN, UNIT II, as per plat thereof recorded in Plat Book 26, Page 164 of the Public Records of Manatee County, Florida.

Parcel 3:

Lot 8, PINELLAS GROVES, Southeast 1/4, Section 10, Township 30 South, Range 16 East, Less Road Right-of-Way on West, Less the East 132 feet thereof and the following easements of record:

Easement to Florida Power Corporation recorded April 25, 1990 in O.R. Book 7259, Page 538.

Easement to City of Pinellas Park recorded May 8, 1984 in O.R. Book 5755, Page
72.

Easement to City of Pinellas Park recorded May 8, 1984 in O.R. Book 5755, Page
73.

Reservations contained in Deed No. 2692 from the Trustees of the Internal Development Fund of the State of Florida, dated April 19, 1945 and recorded May 14, 1945 in Deed Book 1012, Page 111.

                                   EXHIBIT "B"
                              EXISTING ENCUMBRANCES

As to Parcel 1. Mortgage given by Consolidated Resource Recovery, Inc., in favor of Bank of America, N.A., dated April 11, 2003 and recorded May 2, 2003 in Official Records Book 1824, Page 2350, of the Public Records of Manatee County, Florida, in the original principal amount of $850,000.00.

As to Parcel 1. UCC-1 Financing Statement between Consolidated Resource Recovery, Inc, Debtor, and Bank of America, N.A., Secured Party, recorded May 2, 2003 in Official Records Book 1824, Page 2360, of the Public Records of Desoto County, Florida.